Exhibit 23.3

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 10, 2022 with respect to the consolidated financial statements of Gold Resource Corporation (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the prospectuses, which are part of the registration statement.

/s/ PLANTE & MORAN, PLLC

Denver, Colorado
May 12, 2023